Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132747
Subject to Completion: PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006) Preliminary Prospectus Supplement dated April 30, 2007

Call Warrants Linked to an Equity Basket
UBS AG • Call Warrants linked to an Equity Basket Expiring on or about May 21, 2009
Issuer (Booking Branch):	UBS AG (Jersey Branch)

Term; Expiration Date:	2 years. We currently expect that the Warrants will expire on or about May 21, 2009.

Equity Basket:	The Equity Basket (the “Basket”) will be composed of the common stock or American Depositary shares of
	fifteen companies (each, a “Basket Stock” and, together, the “Basket Stocks”). The Basket Stocks and their
	weightings in the Basket are as follows:

	Basket Stock	Type of Equity	Weights
	AMB Property Corporation (“AMB”)	Common stock	6.67%
	Expeditors International of Washington Inc. (“Expeditors”)	Common stock	6.67%
	FedEx Corporation (“FedEx”)	Common stock	6.67%
	Infosys Technologies Limited (“Infosys”)	American Depositary Shares	6.67%
	United Technologies Corporation (“United Technologies”)	Common stock	6.67%
	Rio Tinto PLC (“Rio Tinto”)	American Depositary Shares	6.67%
	The Goldman Sachs Group (“Goldman Sachs”)	Common stock	6.67%
	Goodrich Corporation (“Goodrich”)	Common stock	6.67%
	Nike Inc. (“Nike”)	Common stock	6.67%
	Procter & Gamble Company (“Procter & Gamble”)	Common stock	6.67%
	Starbucks Corporation (“Starbucks”)	Common stock	6.66%
	Nokia Corporation (“Nokia”)	American Depositary Shares	6.66%
	China Mobile Limited (“China Mobile”)	American Depositary Shares	6.66%
	Melco PBL Entertainment Macau Limited (“Melco”)	American Depositary Shares	6.66%
	Aflac Inc. (“Aflac”)	Common stock	6.66%

Type of Warrant:	European-style, cash-settled call warrants, each linked to the performance of the Basket.

Number of Warrants Offered:	• (to be determined on a date we currently expect to be on or about May 24, 2007 (the “trade date”)).

Minimum Purchase:	100 Warrants

Issue Price:	$10 per Warrant (for a total minimum issue price of $1,000). Purchases in excess of the minimum amount
	may be made in integrals of one Warrant at a principal amount of $10 per Warrant.

Warrant Premium:	Between 15.75% and 17.25% (to be determined on the trade date).

Notional Amount (per Warrant)	Between $57.97 and $63.49 per Warrant (equal to the issue price divided by the Warrant Premium).

Automatic Exercise:	The Warrants will be automatically exercised on the expiration date if the Expiration Level is greater than
	the Strike Level. You do not have the right to exercise your Warrants prior to the expiration date.
	If the Expiration Level is equal to or less than the Strike Level, the Warrants will expire worthless and you
	will lose your entire investment in the Warrants. Investing in the Warrants involves a high degree of risk,
	including the possibility that the Warrants will expire worthless.

Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive the Notional Amount multiplied by the Basket
	Return (the “Cash Settlement Amount”) on or around the fourth business day following the expiration date
	(the “cash settlement payment date”).

	The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement
	Amount that is greater than the issue price. If the Basket Return is positive but less than the Warrant
	Premium, you will lose part of your investment in the Warrants.

Basket Return:	Expiration Level – Strike Level
	Strike Level

Strike Level:	100, the closing level of the Basket on the trade date. With respect to the Basket Stocks, the starting level
	for each will be based on the volume weighted average price (“VWAP”) on its primary exchange as of the
	trade date.

Expiration Level:	The closing level of the Basket on the expiration date. The Expiration Level will be calculated as follows: 100
	x (1 + (6.67% of the AMB Return + 6.67% of the Expeditor’s Return + 6.67% of the FedEx Return + 6.67%
	of the Infosys Return + 6.67% of the United Technologies Return + 6.67% of the Rio Tinto Return + 6.67%
	of the Goldman Sachs Return + 6.67% of the Goodrich Return + 6.67% of the Nike Return + 6.67% of the
	Procter & Gamble Return + 6.66% of the Starbucks Return + 6.66% of the Nokia Return + 6.66% of the
	China Mobile Return + 6.66% of the Melco Return + 6.66% of the Aflac Return)).

	To help you identify appropriate structured investment products (“Structured Products”), UBS organizes its
	Structured Products into four categories: Protection Solutions, Optimization Solutions, Performance
	Solutions and Leverage Solutions. For a more detailed description, please see “Structured Product
	Categorization” on S-4.

No Listing:	The Warrants will not be listed or displayed on any securities exchange or electronic communications network.

CUSIP Number:	902617186

ISIN Number:	US9026171869

See “Risk Factors” beginning on Page S-11 for risks related to an investment in the warrants.

This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement accompanying prospectus. Any representation to the contrary is a criminal offense.

The Warrants are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Warrant	100%	4.64% to 5.08%	94.92% to 95.36%
Total	$•	$•	$•

UBS Investment Bank	UBS Financial Services Inc.
Prospectus Supplement dated April •, 2007

Prospectus Supplement Summary

The following is a summary of some of the key features of the Warrants, as well as a discussion of factors you should consider before purchasing the Warrants. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not its consolidated subsidiaries.

What are the Warrants?

The call warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of a basket (the “Basket”) from the trade date to the expiration date. The performance of the Basket is based on the performance of the common stock or American Depositary Shares of fifteen companies (each, a “Basket Stock” and together, the “Basket Stocks”). The Basket Stocks and their relative weightings are set forth below:

Basket Stock	Type of Equity	Weights
AMB Property Corporation (“AMB”)	Common stock	6.67%
Expeditors International of Washington Inc. (“Expeditors”)	Common stock	6.67%
FedEx Corporation (“FedEx”)	Common stock	6.67%
Infosys Technologies Limited (“Infosys”)	American Depositary Shares	6.67%
United Technologies Corporation (“United Technologies”)	Common stock	6.67%
Rio Tinto PLC (“Rio Tinto”)	American Depositary Shares	6.67%
The Goldman Sachs Group (“Goldman Sachs”)	Common stock	6.67%
Goodrich Corporation (“Goodrich”)	Common stock	6.67%
Nike Inc. (“Nike”)	Common stock	6.67%
Procter & Gamble Company (“Procter & Gamble”)	Common stock	6.67%
Starbucks Corporation (“Starbucks”)	Common stock	6.66%
Nokia Corporation (“Nokia”)	American Depositary Shares	6.66%
China Mobile Limited (“China Mobile”)	American Depositary Shares	6.66%
Melco PBL Entertainment Macau Limited (“Melco”)	American Depositary Shares	6.66%
Aflac Inc. (“Aflac”)	Common stock	6.66%

For further information concerning the Basket Stocks, see “The Stocks” on page S-17.

The Warrants are European-style cash-settled call warrants, entitling you, upon automatic exercise, to receive a cash payment based on the amount by which the closing level of the Basket on the expiration date (the “Expiration Level”) is above the closing level of the Basket on the trade date (the “Strike Level”). The Warrants may only be exercised at the time of expiration. The Warrants will be automatically exercised on the expiration date under the conditions described below. If the Warrants are not automatically exercised, they will expire worthless and you will lose your entire investment in the Warrants.

What is your payment at expiration?

The Warrants will expire on or about May 21, 2009 (the “expiration date”).

  If the Expiration Level is equal to or less than the Strike Level, the Warrants will not be exercised and will expire worthless on the expiration date.

  If the Expiration Level is equal to or less than the Strike Level, the Warrants will expire worthless, which means you will lose your entire investment and will not receive any cash payment (Cash Settlement Amount) upon expiration.

  If the Expiration Level is greater than the Strike Level, the Warrants will be automatically exercised, and we will pay the Cash Settlement Amount on or around the fourth business day following the expiration date (the “cash settlement payment date”). The Cash Settlement Amount is based on the change in the level of the Basket as measured from the trade date to the expiration date, and is calculated as follows:

                                                                           Cash Settlement Amount = Notional Amount x Basket Return

  The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement Amount that is greater than the issue price. If the Basket Return is positive but less than the Warrant Premium, you will lose part of your investment in the Warrants.

The “Issue Price” is $10 per Warrant.

The “Warrant Premium” will be between 15.75% and 17.25% (to be determined on the trade date).

The “Notional Amount” will be between $57.97 and $63.49 per Warrant (equal to the issue price divided by the Warrant Premium).

On the trade date, we will determine the Warrant Premium and the Notional Amount, which will be set forth in the final prospectus supplement.

The “Basket Return” measures the change in the level of the Basket based on the Expiration Level relative to the Strike Level and is expressed as follows:

Basket Return =	Expiration Level – Strike Level
Strike Level

The “Strike Level” will equal the closing level of the Basket on the trade date. With respect to the Basket Stocks, the starting level for each will be based on the volume weighted average price (“VWAP”) on its primary exchange as of the trade date.

The “Expiration Level” will equal the closing level of the Basket on the expiration date, and will be calculated as follows:

100 x (1 + (6.67% of the AMB Return + 6.67% of the Expeditor’s Return + 6.67% of the FedEx Return + 6.67% of the Infosys Return + 6.67% of the United Technologies Return + 6.67% of the Rio Tinto Return + 6.67% of the Goldman Sachs Return + 6.67% of the Goodrich Return + 6.67% of the Nike Return + 6.67% of the Procter & Gamble Return + 6.66% of the Starbucks Return + 6.66% of the Nokia Return + 6.66% of the China Mobile Return + 6.66% of the Melco Return + 6.66% of the Aflac Return)).

UBS AG, acting through its New Jersey Branch, will serve as the calculation agent. For more specific information on the calculation agent, see “Terms of the Warrants—Role of Calculation Agent.”

The Warrants are contractual obligations of UBS, with a issue price of $10 per Warrant, and a minimum purchase of 100 Warrants (for a total minimum issue price of $1,000).

For more specific information about the Warrants, including the calculation of the Cash Settlement Amount, if any, see “—If the Warrants are automatically exercised, what are the steps to calculate the Cash Settlement Amount?” on page S-5, “—Hypothetical Examples” on page S-8, “Valuation of the Warrants” on page S-32 and “Terms of the Warrants” on page S-33 .

Selected Purchase Considerations

  Growth Potential—The Warrants provide the opportunity to earn returns from possible increases in the level of the Basket through a leveraged investment. Each Warrant will provide a return, if any, based on the Notional Amount rather than the issue price. Whether you receive a Cash Settlement Amount on the expiration of the Warrants and the amount of that Cash Settlement Amount will depend on the amount by which the Basket Return is above the Warrant Premium.

  Automatic Exercise; Worthless Expiration—The Warrants will be automatically exercised or will expire worthless on the expiration date and are not exercisable at your discretion.

  Minimum Purchase—100 Warrants (for a total minimum issue price of $1,000).

What are some of the risks of the Warrants?

An investment in the Warrants involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-11.

  The Warrants may expire worthless; you may lose your entire investment—The Warrants are fully exposed to decreases in the level of the Basket. If the Expiration Level is equal to or less than the Strike Level, the Warrants will expire worthless and you will lose your entire investment in the Warrants. You will receive a cash payment upon automatic exercise only if the Expiration Level is greater than the Strike Level, and the amount of any cash payment will depend on the amount by which the Expiration Level is above the Strike Level. The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement Amount that is greater than the issue price. If the Basket Return is positive but less than the Warrant Premium, you will receive a Cash Settlement Amount that is less than the issue price, in which case you will lose some of your initial investment in the Warrants. Accordingly, to get back your initial investment, the level of the Basket must increase by at least between 15.75% and 17.25% (to be determined on the trade date), a percentage which is equal to the Warrant Premium. You should therefore be prepared to lose some or all of your investment.

  Warrants are non-standardized options—The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The Warrants are unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the Cash Settlement Amount, if any, upon the automatic exercise of the Warrants. Further, the secondary market for the Warrants, if any, is not expected to be generally as liquid as the mark et for OCC standardized options and therefore, sales of the Warrants prior to the expiration date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the Basket.

  Market risk—The return on the Warrants, which may be positive or negative, is linked to the performance of the Basket, and will depend on whether the Basket Return is positive or negative. If the Basket Return is zero or negative, you will lose your entire investment.

  No interest payments—You will not receive any periodic interest payments on the Warrants and you will not receive any dividend payments or other distributions on the Basket Stocks.

  No listing—The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Warrants will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Warrants, although they are not required to do so. If they decide to make a market in the Warrants, they may stop at any time. The limited secondary market for the Warrants may adversely affect the price that you receive for your Warrants if you do not wish to hold your investment until the expiration date.

The Warrants may be a suitable investment for you if:

  You are willing to accept the potential loss of some or all of your investment.

  You are willing to accept the risk of fluctuations in the Basket level.

  You expect that the level of the Basket will increase over the term of the Warrants and you expect that such increase will exceed the Warrant Premium as of the expiration date.

  You seek an investment with a return linked to the Basket over the term of the Warrants.

  You do not seek current income from this investment.

The Warrants may not be a suitable investment for you if:

  You believe that the level of the Basket is not likely to be greater than the Warrant Premium on the expiration date or you believe that the level of the Basket is likely to decrease or remain unchanged over the term of the Warrants.

  You are not willing to accept the potential loss of some or all of your investment.

  You are not willing to be exposed to fluctuations in the Basket level.

  You seek current income from your investment.

  You seek an investment for which there will be an active secondary market.

  You are unable or unwilling to hold the Warrants until the expiration date.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

  Protection Solutions are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

  Optimization Solutions are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

  Performance Solutions are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

  Leverage Solutions are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Buffer protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose more than 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost.

Classification of Structured Products into categories is not intended to guarantee particular results or performance.

What are the tax consequences of the Warrants?

Generally, until you sell your Warrants, they are exercised or they expire, there should be no U.S. federal income tax consequences to you from holding the Warrants. Upon the sale, exercise or expiration of your Warrants, you should recognize capital gain or loss equal to the difference between the amount that you receive at that time and the amount you paid for your Warrants.

You should read the “Supplemental United States Federal Income Tax Considerations” section on page S-40 for a more detailed discussion of the tax consequences of the Warrants and consult your tax advisor.

If the Warrants are automatically exercised, what are the steps to calculate the Cash Settlement Amount?

Set forth below is an explanation of the steps necessary to calculate the Cash Settlement Amount if the Warrants are automatically exercised. You will only receive a Cash Settlement Amount if the Expiration Level is greater than the Strike Level on the expiration date.

Step 1: Calculate the AMB Return, the Expeditor’s Return, the FedEx Return, the Infosys Return, the United Technologies Return, the Rio Tinto Return, the Goldman Sachs Return, the Goodrich Return, the Nike Return, the Procter & Gamble Return, the Starbucks Return, the Nokia Return, the China Mobile Return, the Melco Return and the Aflac Return.

The AMB Return =	AMB Expiration Level – AMB Strike Level
AMB Strike Level

where the AMB Strike Level is • and the AMB Expiration Level will be the closing level of AMB on the expiration date.

The Expeditor Return =	Expeditor Expiration Level – Expeditor Strike Level
Expeditor Strike Level

where the Expeditor Strike Level is • and the Expeditor Expiration Level will be the closing level of Expeditor on the expiration date.

The FedEx Return =	FedEx Expiration Level – FedEx Strike Level
FedEx Strike Level

where the FedEx Strike Level is • and the FedEx Expiration Level will be the closing level of FedEx on the expiration date.

The Infosys Return =	Infosys Expiration Level – Infosys Strike Level
Infosys Strike Level

where the Infosys Strike Level is • and the Infosys Expiration Level will be the closing level of Infosys on the expiration date.

The United Technology Return =	United Technology Expiration Level – United Technology Strike Level
United Technology Strike Level

where the United Technology Strike Level is • and the United Technology Expiration Level will be the closing level of United Technology on the expiration date.

The Rio Tinto Return =	Rio Tinto Expiration Level – Rio Tinto Strike Level
Rio Tinto Strike Level

where the Rio Tinto Strike Level is • and the Rio Tinto Expiration Level will be the closing level of Rio Tinto on the expiration date.

The Goldman Sachs Return =	Goldman Sachs Expiration Level – Goldman Sachs Strike Level
Goldman Sachs Strike Level

where the Goldman Sachs Strike Level is • and the Goldman Sachs Expiration Level will be the closing level of Goldman Sachs on the expiration date.

The Goodrich Return =	Goodrich Expiration Level – Goodrich Strike Level
Goodrich Strike Level

where the Goodrich Strike Level is • and the Goodrich Expiration Level will be the closing level of Goodrich on the expiration date.

The Nike Return =	Nike Expiration Level – Nike Strike Level
Nike Strike Level

where the Nike Strike Level is • and the Nike Expiration Level will be the closing level of Nike on the expiration date.

The P&G Return =	P&G Expiration Level – P&G Strike Level
P&G Strike Level

where the P&G Strike Level is • and the P&G Expiration Level will be the closing level of P&G on the expiration date.

The Starbucks Return =	Starbucks Expiration Level – Starbucks Strike Level
Starbucks Strike Level

where the Starbucks Strike Level is • and the Starbucks Expiration Level will be the closing level of Starbucks on the expiration date.

The Nokia Return =	Nokia Expiration Level – Nokia Strike Level
Nokia Strike Level

where the Nokia Strike Level is • and the Nokia Expiration Level will be the closing level of Nokia on the expiration date.

The China Mobile Return =	China Mobile Expiration Level – China Mobile Strike Level
China Mobile Strike Level

where the China Mobile Strike Level is • and the China Mobile Expiration Level will be the closing level of China Mobile on the expiration date.

The Melco Return =	Melco Expiration Level – Melco Strike Level
Melco Strike Level

where the Melco Strike Level is • and the Melco Expiration Level will be the closing level of Melco on the expiration date.

The Aflac Return =	Aflac Expiration Level – Aflac Strike Level
Aflac Strike Level

where the Aflac Strike Level is • and the Aflac Expiration Level will be the closing level of Aflac on the expiration date.

Step 2: Calculate the Expiration Level.

The Expiration Level will be calculated as follows:

100 x (6.67% of the AMB Return + 6.67% of the Expeditor’s Return + 6.67% of the FedEx Return + 6.67% of the Infosys Return + 6.67% of the United Technologies Return + 6.67% of the Rio Tinto Return + 6.67% of the Goldman Sachs Return + 6.67% of the Goodrich Return + 6.67% of the Nike Return + 6.67% of the Procter & Gamble Return + 6.66% of the Starbucks Return + 6.66% of the Nokia Return + 6.66% of the China Mobile Return + 6.66% of the Melco Return + 6.66% of the Aflac Return)).

Step 3: Calculate the Basket Return.

The Basket Return, which may be positive or negative, measures the change in the level of the Basket based on the Expiration Level relative to the Strike Level and is expressed as follows:

Basket Return =	Expiration Level – Strike Level
Strike Level

Step 4: Calculate the Cash Settlement Amount.

i) If the Expiration Level is greater than the Strike Level, the Warrants will be automatically exercised and we will pay you a Cash Settlement Amount per Warrant equal to:

Cash Settlement Amount = Notional Amount x Basket Return

$10
Warrant Premium (to
Notional Amount (per Warrant) =	be determined on the
trade date)

The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement Amount that is greater than the issue price. If the Basket Return is positive but less than the Warrant Premium, you will lose part of your investment in the Warrants.

ii) If the Expiration Level is equal to or less than the Strike Level, the Warrants will expire worthless and you will lose your entire initial investment in the Warrants.

How do the Warrants Perform upon Expiration?

Assumptions for Hypothetical Examples and Hypothetical Return Profile:

Term:	2 Years
Issue Price
(per Warrant):	$10 per Warrant with a minimum purchase of 1,000 Warrants
Warrant Premium:	16.50% (the actual Warrant Premium will be set on the trade date)
Notional Amount	$60.60 per Warrant (equal to the issue price divided by the Warrant
(per Warrant)	Premium), actual Notional Amount will be set on the trade date
Automatic Exercise:	If the Expiration Level is greater than the Strike Level, the Warrants will be automatically exercised on the expiration date.
If the Expiration Level is equal to or less than the Strike Level, the
Warrants will expire worthless and you will not receive any cash payment upon expiration.
Payment upon	If the Warrants are automatically exercised, you will receive the Cash
Automatic Exercise:	Settlement Amount:
Cash Settlement Amount = Notional Amount x Basket Return

Basket Return =	Expiration Level – Strike Level
Strike Level

Strike Level:	100 (the actual Strike Level will be the closing level of the Basket on the trade date)

Expiration Level:	Closing level of the Basket on the expiration date

Hypothetical Examples

Example 1: The Basket Return is 30%
The Basket closes at 130 on the expiration date, a 30% increase from the Strike Level of 100.

This example illustrates that a 30% appreciation in the Basket over the term of the Warrants will result in a Cash Settlement Amount of $18.18 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 82%.

Since the Expiration Level is greater than the Strike Level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Notional Amount x Basket Return = Cash Settlement Amount
          $60.60 x 30% = $18.18

Investor receives $18.18 on the cash settlement payment date for each $10 Warrant (a 82% total return).

Example 2: The Basket Return is –30%
The Basket closes at 70 on the expiration date, a –30% decrease from the Strike Level of 100.

This example illustrates that a 30% decline in the Basket over the term of the Warrants will result in a payment of $0 for each Warrant. Since the Expiration Level is less than the Strike Level, the Warrants will not be exercised and your payment upon expiration will be $0. Therefore, the total return on your initial investment in the Warrants will be –100%.

Investor receives nothing on the cash settlement payment date for each $10 Warrant (a –100% total return).

Example 3: The Basket Return is 16.50%
The Basket closes at 116.50 on the expiration date, a 16.50% increase from the Strike Level of 100.

This example illustrates that a 16.50% appreciation in the Basket over the term of the Warrants will constitute a break-even point under the assumptions governing this example. At this point, the corresponding Cash Settlement Amount will be equal to your issue price per Warrant. Therefore, the total return on your initial investment in the Warrants will be 0%.

Since the Expiration Level is greater than the Strike Level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Notional Amount x Basket Return = Cash Settlement Amount
          $60.60 x 16.50% = $10.00

However, because the Basket Return is equal to the Warrant Premium, you will not receive a positive return on your investment.

Investor receives $10.00 on the cash settlement payment date for each $10.00 Warrant (a 0% total return).

Example 4: The Basket Return is 10%
The Basket closes at 110 on the expiration date, a 10% increase from the Strike Level of 100.

This example illustrates that a 10% appreciation in the Basket over the term of the Warrants will result in a Cash Settlement Amount of $6.06 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately –39%. Although the Expiration Level exceeds the Strike Level, the Basket did not appreciate by a sufficient amount to exceed the Warrant Premium of 16.50% .

Since the Expiration Level is greater than the Strike Level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Notional Amount x Basket Return = Cash Settlement Amount
          $60.60 x 10% = $6.06

However, because the Basket Return is less than the Warrant Premium, you will lose part of your investment.

Investor receives $6.06 on the cash settlement payment date for each $10 Warrant (a –39% total return).

Example 5: The Basket Return is 0%
The Basket closes at 100 on the expiration date, a 0% increase from the Strike Level of 100.

This example illustrates that a 0% flat return of the Basket over the term of the Warrants will result in a payment of $0 for each Warrant. Since the Expiration Level is equal to the Strike Level, the Warrant will not be exercised and your payment upon expiration will be $0 (Warrant expires worthless). Therefore, the total return on your initial investment in the Warrants will be –100%.

Investor receives nothing on the cash settlement payment date for each $10 Warrant (a –100% total return).

Hypothetical Return Profile upon Expiration

	2 Year Basket	Warrant		Warrant	Warrant
2 Year Basket	Annualized	Value at	Gain/Loss	Total	Annualized
Return	Return	Expiration	on Warrant	Return	Return
100.0%	41.42%	$60.61	$50.61	506%	146.18%
90.0%	37.84%	$54.55	$44.55	445%	133.55%
80.0%	34.16%	$48.48	$38.48	385%	120.19%
70.0%	30.38%	$42.42	$32.42	324%	105.97%
60.0%	26.49%	$36.36	$26.36	264%	90.69%
50.0%	22.47%	$30.30	$20.30	203%	74.08%
40.0%	18.32%	$24.24	$14.24	142%	55.70%
30.0%	14.02%	$18.18	$8.18	82%	34.84%
20.0%	9.54%	$12.12	$2.12	21%	10.10%
16.50%	7.94%	$10.00	$0.00	0%	0.00%
10.0%	4.88%	$6.06	–$3.94	–39%	–22.15%
5.0%	2.47%	$3.03	–$6.97	–70%	–44.95%
0.0%	0.00%	$0.00	–$10.00	–100%	–100.00%
–10.0%	–5.13%	$0.00	–$10.00	–100%	–100.00%
–20.0%	–10.56%	$0.00	–$10.00	–100%	–100.00%
–30.0%	–16.33%	$0.00	–$10.00	–100%	–100.00%
–40.0%	–22.54%	$0.00	–$10.00	–100%	–100.00%
–50.0%	–29.29%	$0.00	–$10.00	–100%	–100.00%
–60.0%	–36.75%	$0.00	–$10.00	–100%	–100.00%
–70.0%	–45.23%	$0.00	–$10.00	–100%	–100.00%
–80.0%	–55.28%	$0.00	–$10.00	–100%	–100.00%
–90.0%	–68.38%	$0.00	–$10.00	–100%	–100.00%
–100.0%	–100.00%	$0.00	–$10.00	–100%	–100.00%

Risk Factors

Your investment in the Warrants will involve risks. The Warrants are not secured and are riskier than ordinary unsecured debt. You may lose all of the principal amount you invest. The return on the Warrants, if any, is linked to the performance of the equity of AMB, Expeditor’s, FedEx, Infosys, United Technologies, Rio Tinto, Goldman Sachs, Goodrich, Nike, Procter & Gamble, Starbucks, Nokia, China Mobile, Melco and Aflac (collectively the “Basket Stocks”), and will depend on whether the Expiration Level is greater than, equal to or less than the Strike Level. If the Expiration Level for the Warrants is equal to or less than the Strike Level, you will lose your entire initial investment in the Warrants. Investing in the Warrants is not equivalent to investing directly in the Basket Stocks themselves because of (1) the fact that you will only earn a positive return on your investment if the Basket Return is greater than the Warrant Premium and (2) the leveraged nature of the Warrants. This section describes the most significant risks relating to the Warrants. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus before investing in the Warrants.

The Warrants are long-term options and may expire worthless.

Your Warrants will be automatically exercised or expire worthless on the expiration date and are not exercisable at your option. You will receive a Cash Settlement Amount upon expiration only if the Basket Return is greater than zero (i.e., the Expiration Level is greater than the Strike Level). The Warrants will be “in-the-money”, i.e., you will receive a Cash Settlement Amount, only if the Expiration Level is greater than the Strike Level. If the Expiration Level is equal to or less than the Strike Level, the Warrants will expire worthless and you will lose your entire initial investment in the Warrants.

If the Expiration Level is greater than the Strike Level, but the Basket Return is less than the Warrant Premium, you will receive a Cash Settlement Amount that is less than the issue price and will, therefore, lose part of your investment in the Warrants. You will not receive a Cash Settlement Amount upon expiration in excess of the issue price unless the Basket Return is greater than the Warrant Premium.

You should therefore be prepared to lose some or all of your investment in the Warrants.

See “Summary Description of Some of the Key Features of the Warrants—If the Warrants are automatically exercised, what are the steps to calculate the Cash Settlement Amount?” on page S-5 and “Terms of the Warrants—Payment to Holders of the Warrants in the Event of Automatic Exercise—Cash Settlement Amount” on page S-34 for a description of how the Cash Settlement Amount will be calculated.

The time remaining to the expiration date may adversely affect the market price of the Warrants.

You will lose your entire initial investment if the level of the Basket fails to increase over the term of the Warrants. This risk reflects the nature of a warrant as an asset which tends to decline in value over time and which may be worthless when it expires if the warrant is “out-of-the-money” (i.e., the Expiration Level is equal to or less than the Strike Level), which could occur if the Basket level fails to increase over the term of the Warrants. Assuming all other factors are held constant, the more a Warrant is out-of-the-money and the shorter its remaining time to expiration, the greater the risk that the Warrants will expire worthless and you will lose all of your initial investment. Therefore, the market value of the Warrants is likely to reflect the extent of the rise or decline in the level of the Basket Stocks in connection with the time remaining to the expiration date.

Risk Factors

The Basket is composed of the Basket Stocks. Any positive return in one Stock may be offset by a negative return in another Stock.

The Warrants are linked to the performance of the Basket, which is composed of fifteen stocks. Each of the Basket Stocks is given substantially equal weight in determining the value of the Basket. Accordingly, the performance of the Basket will be based on the aggregate appreciation or depreciation of the Basket Stocks taken as a whole. Therefore, a positive return in one Basket Stock may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another Basket Stock, resulting in an aggregate Basket Return equal to or less than zero.

Owning the Warrants is not the same as owning the Basket Stocks or a security directly linked to the performance of any of the specific Basket Stocks.

The return on your Warrants will not reflect the return you would realize if you actually owned the applicable Basket Stocks or a security directly linked to the performance of the applicable Basket Stock and held such investment for a similar period because the level of the Basket Stocks is calculated in part by reference to the prices of the Basket Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Basket increases above the Strike Level during the term of the Warrant, the market value of the Warrants may not increase by the same amount. It is also possible for the level of the Basket to increase while the market value of the Warrants declines.

The market value of the Warrants may be influenced by unpredictable factors.

The market value of your Warrants may fluctuate between the date you purchase them and the expiration date, when the calculation agent will determine your Cash Settlement Amount. Several factors, many of which are beyond our control, will influence the market value of the Warrants. We expect that generally the level of the Basket on any day will affect the market value of the Warrants more than any other single factor. Other factors that may influence the market value of the Warrants include:

  the volatility of the applicable Basket Stock (i.e., the frequency and magnitude of changes in the level of each Basket Stock);

  the market price of the Basket Stocks;

  the dividend rate paid on any Basket Stocks (while not paid to holders of the Warrants, dividend payments on each Basket Stock may influence the value of the Basket Stocks and, therefore, affect the market value of the Warrants);

  supply and demand for the Warrants, including inventory positions with UBS Securities LLC or any other market-maker;

  interest rates in the market;

  the time remaining to the expiration of the Warrants;

  the creditworthiness of UBS, including actual or anticipated downgrades in UBS’ credit rating; and

  economic, financial, political, regulatory or judicial events that affect the market price of the Basket Stocks or that affect stock markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Warrants may offset or enhance the effect of another factor.

Risk Factors

The formula for determining the Cash Settlement Amount does not take into account all developments in the Basket.

Changes in the Basket Stocks during the term of the Warrants before the expiration date will not be reflected in the calculation of the Cash Settlement Amount payable, if any, on the cash settlement payment date. The calculation agent will calculate the Cash Settlement Amount by comparing only the level of the Basket on the trade date and the level of the Basket on the expiration date. No other Basket levels will be taken into account. As a result, you may lose some or all of your initial investment even if the Basket has at certain times during the term of the Warrants risen before falling to a level below the Strike Level on the expiration date.

Trading and other transactions by UBS or its affiliates in the Basket Stocks, futures, options, exchange-traded funds or other derivative products on the Basket Stocks may impair the market value of the Warrants.

As described below under “Use of Proceeds and Hedging” on page S-39, UBS or its affiliates may hedge their obligations under the Warrants by purchasing the Basket Stocks, futures or options on any Basket Stocks or other derivative instruments with returns linked or related to changes in the performance of any Basket Stocks and we may adjust these hedges by, among other things, purchasing or selling Basket Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of any Basket Stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the relevant Basket Stocks and, therefore, the market value of the Warrants. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines.

UBS or its affiliates may also engage in trading in the Basket Stocks and other investments relating to the Basket Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Basket Stocks and, therefore, the market value of the Warrants. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Stocks. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Warrants.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Basket Stocks that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interest in the Warrants and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the Basket Stocks, could be adverse to such holders’ interests as beneficial owners of the Warrants.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Basket Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Basket Stocks and, therefore, the market value of the Warrants.

Risk Factors

You will not receive interest payments on the Warrants or dividend payments on the Basket Stocks or have shareholder rights in the Basket Stocks.

You will not receive any periodic interest payments on the Warrants and you will not receive any dividend payments or other distributions on the Basket Stocks. As an owner of the Warrants, you will not have voting rights or any other rights that holders of the Basket Stocks may have. Moreover, your payment at maturity, if any, will be in cash and you will have no right to receive delivery of any Basket Stocks.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Warrants. Any such research, opinions or recommendations could affect the level of the Basket Stocks or the market value of the Warrants.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. UBS and its affiliates may publish research or other opinions that calls into question the investment view implicit in the Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the Basket Stocks.

UBS and its affiliates have no affiliation with the issuers of the Basket Stocks and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with the issuers of the Basket Stocks in any way and we have no ability to control or predict their actions, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting the issuers of the Basket Stocks. The issuers of the Basket Stocks are not involved in the offering of the Warrants in any way and have no obligation to consider your interest as an owner of the Warrants in taking any corporate actions that might affect the market value of your Warrants or your payment at maturity. The issuers of the Basket Stocks may take actions that will adversely affect the market value of the Warrants.

We have derived the information about issuers of the Basket Stocks in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the issuers of the Basket Stocks contained in this prospectus supplement. You, as an investor in the Warrants, should make your own investigation into the issuers of the Basket Stocks.

There are potential conflicts of interest between you and the calculation agent.

UBS AG, acting through its Jersey Branch, will serve as the calculation agent. UBS AG will, among other things, decide the amount of the return paid out to you on the payment date. Because UBS AG is acting both as calculation agent and issuer, conflicts of interest may arise in connection with its performance of its role as calculation agent. For a fuller description of the calculation agent’s role, see “Terms of the Warrants—Role of Calculation Agent” on page S-36. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Stocks has occurred or is continuing on the day when the calculation agent will determine the expiration level for a particular Basket Stock. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with UBS’s, or one or more of its affiliates’, ability to unwind their hedge positions. Since these determinations by the calculation agent may affect the market value of the Warrants, the calculation agent may have a conflict of interest if it needs to make any such decision.

Risk Factors

The calculation agent can postpone the determination of the Expiration Level or the cash settlement payment date if a market disruption event occurs on the expiration date.

The determination of the Expiration Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the expiration date. If such a postponement occurs, then the calculation agent will instead use the closing level of the particular Basket Stock on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the expiration date for the Warrants be postponed by more than ten business days. As a result, the cash settlement payment date for the Warrants could also be postponed, although not by more than ten business days. If the expiration date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the expiration date. If a market disruption event is occurring on the last possible expiration date, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the particular Basket Stock that would have prevailed in the absence of the market disruption event. See “Terms of the Warrants—Market Disruption Event” on page S-35.

There may be an illiquid trading market in the Warrants—sales in the secondary market may result in significant losses.

You should be willing to hold your Warrants until the expiration date. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. There may be little or no secondary market for the Warrants. UBS Securities LLC and UBS Financial Services Inc. may make a market for the Warrants, although they are not required to do so, and they may stop any such market making activities at any time. As market makers, trading of the Warrants may cause UBS Securities LLC or UBS Financial Services Inc. to have long or short positions of the Warrants in their inventory. The supply and demand for the Warrants, including inventory positions of market makers, may affect the secondary market price for the Warrants. As a result, if you sell your Warrants before the expiration date, you may have to do so at a discount relative to the theoretical value of the Warrants based on the then prevailing particular Basket level, and, as a result, you may suffer substantial losses.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Warrants in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Warrants. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

An investment in the Warrants linked to certain Basket Stocks is subject to risks associated with non-U.S. securities markets.

The American Depository Shares of Infosys, Rio Tinto, China Mobile and Nokia have been issued by foreign companies. An investment in warrants linked to the value of foreign equity securities involve particular risks. Foreign securities markets may be more volatile than U.S. securities markets and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from

Risk Factors

those applicable to U.S. reporting companies. Securities prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.

Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Warrants are not standardized options issued by the Options Clearing Corporation.

The Warrants are not standardized options of the type issued by the OCC, a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the Warrants must look solely to UBS for performance of its obligations to pay the Cash Settlement Amount, if any, upon expiration of the Warrants. Further, the market for the Warrants is not expected to be as liquid as the market for OCC standardized options.

The Warrants are unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt.

Historical performance of the Basket Stocks should not be taken as an indication of its future performance during the term of the Warrants.

It is impossible to predict whether the level of the Basket Stocks will rise or fall, and therefore whether you will be entitled to receive a Cash Settlement Amount following the expiration date in the event of an automatic exercise of the Warrants. The level of each Basket Stocks will be influenced by complex and interrelated economic, financial, political and other factors.

You have limited antidilution protection

UBS Securities LLC, as calculation agent for the Warrants, will, in its sole discretion, adjust the stock ratio for certain events affecting the Basket Stocks, such as stock splits and stock dividends, and certain other corporate actions involving the Basket Stocks. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Basket Stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a Basket Stock or anyone else makes a partial tender offer or a partial exchange offer for that Basket Stock. Consequently, this could affect the calculation of the return for any affected Basket Stock and the market value of the Warrants and the amount payable at maturity of your Warrants. You should refer to “Terms of the Warrants—Antidilution Adjustments” on page • for a description of the general circumstances in which the calculation agent will make such adjustments.

The Stocks

AMB Property Corporation

According to publicly available documents, AMB Property Corporation (“AMB”) is a leading global developer and owner of industrial real estate, focused on major hub and gateway distribution markets. AMB invests in properties located predominantly in the infill submarkets of its targeted markets and its portfolio is comprised of industrial properties built for speed and located near airports, seaports and ground transportation systems. AMB was founded in 1983 and is headquartered in San Francisco, California. AMB’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “AMB.” Information filed with the SEC by AMB under the Exchange Act can be located by reference to its SEC file number: 1-13545 or its CIK Code 1045609.

Historical Information

The following table sets forth the quarterly high and low closing prices for AMB common stock, based on daily closing prices on the primary exchange for AMB, as reported by Bloomberg L.P. AMB’s closing price on April 27, 2007 was $62.07. The actual strike price will be the closing price of AMB common stock on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$37.21	$32.77	$37.17
6/30/04	$37.30	$28.15	$34.63
9/30/04	$38.15	$33.85	$37.02
12/31/04	$41.35	$35.85	$40.39
3/31/05	$41.45	$36.52	$37.80
6/30/05	$44.00	$36.74	$43.43
9/30/05	$46.46	$41.85	$44.90
12/30/05	$50.25	$40.92	$49.17
3/31/06	$56.53	$48.89	$54.27
6/30/06	$54.25	$46.26	$50.55
9/30/06	$58.65	$50.05	$55.11
12/31/06	$63.02	$54.49	$58.61
3/31/07	$65.38	$56.02	$58.79
4/27/07	$62.83*	$58.67*	$62.07*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of AMB’s common stock from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

Expeditors International of Washington Inc.

According to publicly available documents, Expeditors International of Washington, Inc. (“Expeditor”) provides logistics services worldwide. Its services include consolidation or forwarding of air and ocean freight; distribution management; vendor consolidation; cargo insurance; purchase order management; and customized logistics information. Expeditor’s airfreight services comprise procurement of shipments from its customers; determination of the routing; consolidation of shipments bound for a particular airport distribution point; and selection of the airlines for transportation to the distribution point. Expeditor also acts as a customs broker, who assists importers to clear shipments through customs by preparing required documentation and calculations. It was founded in 1979 and is based in Seattle, Washington. Expeditor’s common stock is listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “EXPD.” Information filed with the SEC by Expeditor under the Exchange Act can be located by reference to its SEC file number: 0-13468 or its CIK Code 746515.

Historical Information

The following table sets forth the quarterly high and low closing prices for Expeditor’s common stock, based on daily closing prices on the primary exchange for Expeditor, as reported by Bloomberg L.P. Expeditor’s closing price on April 27, 2007 was 42.75. The actual strike price will be the closing price of Expeditor’s common stock on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$20.50	$17.85	$19.68
6/30/04	$24.75	$19.69	$24.71
9/30/04	$26.67	$22.58	$25.85
12/31/04	$29.20	$23.96	$27.94
3/31/05	$28.88	$26.26	$26.78
6/30/05	$27.16	$23.59	$24.91
9/30/05	$28.50	$24.74	$28.39
12/30/05	$36.37	$26.88	$33.76
3/31/06	$43.64	$32.83	$43.20
6/30/06	$56.81	$42.31	$56.01
9/30/06	$58.32	$37.36	$44.58
12/31/06	$48.99	$39.79	$40.50
3/31/07	$48.05	$38.31	$41.32
4/27/07	$44.10*	$40.51*	$42.75*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of Expeditor’s common stock from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

FedEx Corporation

According to publicly available documents, FedEx Corporation (“FedEx”) provides transportation, e-commerce, and business and information services worldwide. It operates in four segments: FedEx Express, FedEx Ground, FedEx Freight, and FedEx Kinko’s. The FedEx Express segment offers various shipping and transportation services for delivery of packages and freight. The FedEx Ground segment provides business and residential money-back-guaranteed ground package delivery services. The FedEx Freight segment offers regional next-day and second-day, and less-than-truckload freight services using the United States postal services to residential customers. The FedEx Kinko’s segment provides document solutions and business services. FedEx was incorporated in 1971 and is headquartered in Memphis, Tennessee. FedEx’s stock is listed on the NYSE under the symbol “FDX.” Information filed with the SEC by FedEx under the Exchange Act can be located by reference to its SEC file number: 1-15829 or its CIK Code 1048911).

Historical Information

The following table sets forth the quarterly high and low closing prices for FedEx common stock, based on daily closing prices on the primary exchange for FedEx, as reported by Bloomberg L.P. FedEx closing price on April 27, 2007 was 107.22. The actual strike price will be the closing price of FedEx common stock on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$ 75.26	$ 64.84	$ 75.16
6/30/04	$ 81.82	$ 69.35	$ 81.69
9/30/04	$ 88.90	$ 76.25	$ 85.69
12/31/04	$100.92	$ 84.57	$ 98.49
3/31/05	$101.87	$ 89.75	$ 93.95
6/30/05	$ 94.97	$ 79.55	$ 81.01
9/30/05	$ 87.39	$ 76.81	$ 87.13
12/30/05	$105.82	$ 85.08	$103.39
3/31/06	$116.00	$ 96.50	$112.94
6/30/06	$120.01	$103.74	$116.86
9/30/06	$118.74	$ 97.79	$108.68
12/31/06	$119.21	$106.69	$108.62
3/31/07	$121.42	$106.29	$107.43
4/27/07	$110.36*	$105.15*	$107.22*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of FedEx common stock from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

Infosys Technologies Limited

According to publicly available documents, Infosys Technologies Limited (“Infosys”), a technology services company, together with its subsidiaries, engages in the design and delivery of information technology (IT) enabled business solutions. It provides various services, including consulting, design, custom application development, software reengineering, maintenance and production support, systems integration, package evaluation and implementation, testing services, operations and business process consulting, engineering services, and infrastructure management services. The company serves clients in financial services, manufacturing, telecommunications, retail, utilities, logistics, and other industries. Infosys was founded in 1981 and is headquartered in Bangalore, India. Its American Depositary Shares are listed on the NASDAQ under the symbol “INFY”. Information filed with the SEC by Infosys under the Exchange Act can be located by reference to its SEC file number: 0-25383 or its CIK Code 1067491).

Historical Information

The following table sets forth the quarterly high and low closing prices for Infosys’ American Depositary Shares, based on daily closing prices on the primary exchange for Infosys, as reported by Bloomberg L.P. Infosys closing price on April 27, 2007 was 52.77. The actual strike price will be the closing price of Infosys’ American Depositary Shares on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$25.63	$18.65	$20.43
6/30/04	$24.25	$17.07	$23.30
9/30/04	$29.54	$21.35	$28.30
12/31/04	$36.23	$27.13	$34.66
3/31/05	$39.24	$29.84	$36.87
6/30/05	$39.37	$28.12	$38.80
9/30/05	$39.01	$33.31	$37.14
12/30/05	$41.38	$32.63	$40.43
3/31/06	$41.69	$33.71	$38.93
6/30/06	$42.58	$31.96	$38.21
9/30/06	$48.62	$37.16	$47.73
12/31/06	$56.89	$46.59	$54.56
3/31/07	$61.25	$49.00	$50.25
4/27/07	$56.16*	$49.10*	$52.77*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of Infosys’ American Depositary Shares from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

United Technologies Corporation

According to publicly available documents, United Technologies Corporation (“UTC”) provides technology products and services to the building systems and aerospace industries worldwide. It operates through six segments: Otis, Carrier, UTC Fire and Security, Pratt and Whitney, Hamilton Sundstrand, and Sikorsky. These segments offer products ranging from elevators, escalators, heating and air conditioning systems, security and fire fighting equipment to aircraft engines, helicopters and power generation systems. In addition, UTC engages in fuel cell production and development for commercial, transportation, and space applications. UTC was incorporated in 1934 and is headquartered in Hartford, Connecticut. Its common stock is traded on the NYSE under the symbol “UTX.” Information filed with the SEC by UTC under the Exchange Act can be located by reference to its SEC file number: 1-812 or its CIK Code 101829.

Historical Information

The following table sets forth the quarterly high and low closing prices for UTC’s common stock, based on daily closing prices on the primary exchange for UTC, as reported by Bloomberg L.P. UTC’s closing price on April 27, 2007 was 67.69. The actual strike price will be the closing price of UTC’s common stock on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$48.92	$41.75	$43.15
6/30/04	$46.00	$40.34	$45.74
9/30/04	$48.00	$43.91	$46.69
12/31/04	$53.14	$44.24	$51.68
3/31/05	$52.35	$49.03	$50.83
6/30/05	$54.07	$48.43	$51.35
9/30/05	$52.60	$49.20	$51.84
12/30/05	$58.89	$49.29	$55.91
3/31/06	$59.94	$54.20	$57.97
6/30/06	$66.39	$56.58	$63.42
9/30/06	$64.74	$57.45	$63.35
12/31/06	$67.47	$61.80	$62.52
3/31/07	$69.49	$61.85	$65.00
4/27/07	$68.49*	$63.65*	$67.69*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of UTC’s common stock from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

Rio Tinto PLC

According to publicly available documents, Rio Tinto PLC “Rio Tinto” is a leading international mining group, combining Rio Tinto plc and Rio Tinto Limited in a dual listed companies structure as a single economic entity. Rio Tinto engages in finding, mining, and processing mineral resources. Its products include aluminum; copper; diamonds; energy products, such as coal and uranium; gold; industrial minerals, including borax, titanium dioxide, salt, and talc; and iron ore. Rio Tinto operates primarily in North America, Europe, Asia, Australia, and New Zealand. It was founded in 1873 and is headquartered in London, England. The company’s American Depositary Shares are traded on the NYSE under the symbol “RTP.” Information filed with the SEC by Rio Tinto under the Exchange Act can be located by reference to its SEC file number: 0-20122 or its CIK Code 863064.

Historical Information

The following table sets forth the quarterly high and low closing prices for Rio Tinto’s American Depositary Shares, based on daily closing prices on the primary exchange for Rio Tinto, as reported by Bloomberg L.P. Rio Tinto’s closing price on April 27, 2007 was 246.39. The actual strike price will be the closing price of Rio Tinto’s American Depositary Shares on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$116.33	$ 95.83	$100.58
6/30/04	$105.57	$ 84.53	$ 98.05
9/30/04	$108.74	$ 96.70	$108.65
12/31/04	$119.73	$101.97	$119.21
3/31/05	$143.95	$110.56	$129.75
6/30/05	$130.90	$114.90	$121.92
9/30/05	$167.38	$121.90	$164.30
12/30/05	$185.28	$146.55	$182.79
3/31/06	$212.94	$176.81	$207.00
6/30/06	$253.33	$184.05	$209.71
9/30/06	$216.11	$176.09	$189.63
12/31/06	$231.15	$178.70	$212.49
3/31/07	$232.20	$192.86	$227.81
4/27/07	$256.95*	$226.34*	$246.39*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of Rio Tinto’s American Depositary Shares from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

Goldman Sachs Group, Inc.

According to publicly available documents, the Goldman Sachs Group, Inc. (“Goldman Sachs”) provides investment banking, securities, and investment management services. It operates in three segments: The Investment Banking segment provides financial advisory and underwriting services. The Trading and Principal Investments segment engages in market making, trading of, and investing in fixed income and equity products, currencies, commodities, and derivatives on these products. The Asset Management and Securities Services segment provides investment advisory and financial planning services. Goldman Sachs was founded in 1869 and is headquartered in New York, New York. Goldman Sachs’s common stock is traded on the NYSE under the symbol “GS.” Information filed with the SEC by Goldman Sachs under the Exchange Act can be located by reference to its SEC file number: 1-14965 or its CIK Code 886982.

Historical Information

The following table sets forth the quarterly high and low closing prices for Goldman Sachs’s common stock, based on daily closing prices on the primary exchange for Goldman Sachs, as reported by Bloomberg L.P. Goldman Sachs’s closing price on April 27, 2007 was 224.28. The actual strike price will be the closing price of Goldman Sachs’s common stock on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$109.29	$ 96.15	$104.35
6/30/04	$107.50	$ 87.68	$ 94.16
9/30/04	$ 94.96	$ 83.29	$ 93.24
12/31/04	$110.88	$ 90.74	$104.04
3/31/05	$113.93	$101.79	$109.99
6/30/05	$114.25	$ 94.75	$102.02
9/30/05	$121.70	$102.02	$121.58
12/30/05	$134.99	$110.23	$127.71
3/31/06	$159.63	$124.23	$156.96
6/30/06	$169.31	$136.79	$150.43
9/30/06	$171.15	$138.97	$169.17
12/31/06	$206.70	$168.51	$199.35
3/31/07	$222.75	$189.85	$206.63
4/27/07	$226.61*	$203.29*	$224.28*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of Goldman Sachs’s common stock from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

Goodrich Corporation

According to publicly available documents, the Goodrich Corporation (“Goodrich”) supplies components, systems, and services to the commercial and general aviation airplane markets, as well as to the defense and space markets worldwide. It offers nacelles, which include thrust reversers, inlet and fan cowls, nozzle assemblies, exhaust systems, and other structural components. The company also provides landing gear systems; engine control systems; optical and space systems; aircraft and engine sensors; and aircraft electrical power systems. Goodrich was founded in 1870 and is headquartered in Charlotte, North Carolina. Goodrich’s common stock is traded on the NYSE under the symbol “GR.” Information filed with the SEC by Goodrich under the Exchange Act can be located by reference to its SEC file number: 34-0252680 or its CIK Code 42542.

Historical Information

The following table sets forth the quarterly high and low closing prices for Goodrich’s common stock, based on daily closing prices on the primary exchange for Goodrich, as reported by Bloomberg L.P. Goodrich’s closing price on April 27, 2007 was 56.02. The actual strike price will be the closing price of Goodrich’s common stock on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$32.90	$26.60	$28.07
6/30/04	$32.60	$26.80	$32.33
9/30/04	$33.90	$29.50	$31.36
12/31/04	$33.63	$29.39	$32.64
3/31/05	$39.11	$30.11	$38.29
6/30/05	$42.98	$36.45	$40.96
9/30/05	$45.82	$40.25	$44.34
12/30/05	$44.99	$33.60	$41.10
3/31/06	$44.00	$37.34	$43.61
6/30/06	$47.45	$37.15	$40.29
9/30/06	$42.14	$37.25	$40.52
12/31/06	$46.48	$40.08	$45.55
3/31/07	$52.45	$44.97	$51.48
4/27/07	$56.22*	$51.26*	$56.02*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of Goodrich’s common stock from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

Nike Inc.

According to publicly available documents, Nike, Inc. (“Nike”) designs, develops and markets worldwide high quality footwear, apparel, equipment and accessory products. Nike is the largest seller of athletic footwear and athletic apparel in the world. Nike owns several wholly-owned subsidiaries including Converse Inc., Cole Haan Holdings Incorporated, Hurley International LLC, Nike Bauer Hockey Inc., and Exeter Brands Group LLC which collectively market, license or sell footwear and apparel products under well-known brand names such as Converse® and Chuck Taylor®. Nike was incorporated in 1968 and is headquartered in Beaverton, Oregon and its common stock is traded on the NYSE under the symbol “NKE.” Information filed with the SEC by Nike under the Exchange Act can be located by reference to its SEC file number: 1-10635 or its CIK Code: 320187.

Historical Information

The following table sets forth the quarterly high and low closing prices for Nike’s common stock, based on daily closing prices on the primary exchange for Nike, as reported by Bloomberg L.P. Nike’s closing price on April 27, 2007 was 54.12. The actual strike price will be the closing price of Nike’s common stock on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$39.28	$33.16	$38.94
6/30/04	$39.28	$32.91	$37.88
9/30/04	$40.01	$34.31	$39.40
12/31/04	$46.22	$38.31	$45.35
3/31/05	$45.67	$40.72	$41.66
6/30/05	$45.47	$37.55	$43.30
9/30/05	$44.50	$38.27	$40.84
12/30/05	$45.77	$39.97	$43.40
3/31/06	$44.08	$40.30	$42.55
6/30/06	$42.93	$38.70	$40.50
9/30/06	$44.46	$37.76	$43.81
12/31/06	$50.60	$43.46	$49.52
3/31/07	$55.05	$47.46	$53.13
4/27/07	$53.59*	$52.80*	$54.12*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of Nike’s common stock from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

Procter & Gamble Company

According to publicly available documents, the Procter & Gamble Company (“Procter & Gamble”) develops, markets and sells branded consumer goods products worldwide. Procter & Gamble is the global market leader in retail sales of beauty products, fabric care products and blade and razor products. In addition, Procter & Gamble is consistently number one or number two in market share for health care, home care, family care, pet health care and snacks and coffee. Procter & Gamble was founded in 1837 by William Procter and James Gamble and was incorporated in 1905 under the laws of the state of Ohio. Procter & Gamble is headquartered in Cincinnati, Ohio and its common stock is traded on the NYSE under the symbol “PG.” Information filed with the SEC by Procter & Gamble under the Exchange Act can be located by reference to its SEC file number: 1-434 or its CIK Code: 080424.

Historical Information

The following table sets forth the quarterly high and low closing prices for Procter & Gamble’s common stock, based on daily closing prices on the primary exchange for Procter & Gamble, as reported by Bloomberg L.P. Procter & Gamble’s closing price on April 27, 2007 was 62.98. The actual strike price will be the closing price of Procter & Gamble’s common stock on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$53.61	$48.89	$52.44
6/30/04	$56.34	$51.64	$54.44
9/30/04	$56.95	$51.50	$54.12
12/31/04	$57.40	$50.53	$55.08
3/31/05	$57.04	$51.16	$53.00
6/30/05	$56.79	$52.37	$52.75
9/30/05	$59.46	$51.91	$59.46
12/30/05	$59.70	$54.62	$57.88
3/31/06	$62.50	$57.00	$57.63
6/30/06	$58.73	$52.75	$55.60
9/30/06	$62.85	$55.25	$61.98
12/31/06	$64.73	$61.50	$64.27
3/31/07	$66.30	$60.42	$63.16
4/27/07	$64.19*	$62.61*	$62.98*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of Procter & Gamble’s common stock from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

Starbucks Corporation

According to publicly available documents, Starbucks Corporation (“Starbucks”) purchases and roast high-quality whole bean coffees and sell them, along with fresh, rich-brewed coffees, Italian-style espresso beverages, cold blended beverages, a variety of complementary food items, coffee-related accessories and equipment, premium teas and a line of company discs, primarily through its Company-operated retail stores. Starbucks also sells coffee and tea products and licenses its trademark through other channels and, though certain of its equity investees, produces and sells ready-to-drink beverages. Starbucks was formed in 1985 and is headquartered in Seattle, Washington. Starbucks common stock is traded on the NASDAQ under the symbol “SBUX.” Information filed with the SEC by Starbucks under the Exchange Act can be located by reference to its SEC file number: 0-20322 or its CIK Code: 829224.

Historical Information

The following table sets forth the quarterly high and low closing prices for Starbucks’ common stock, based on daily closing prices on the primary exchange for Starbucks, as reported by Bloomberg L.P. Starbucks’ closing price on April 27, 2007 was 31.50. The actual strike price will be the closing price of Starbucks’ common stock on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$19.84	$16.45	$18.94
6/30/04	$22.20	$18.37	$21.75
9/30/04	$24.20	$21.03	$22.73
12/31/04	$32.13	$22.65	$31.18
3/31/05	$31.67	$24.57	$25.83
6/30/05	$28.45	$22.29	$25.83
9/30/05	$27.20	$23.01	$25.05
12/30/05	$32.46	$24.86	$30.01
3/31/06	$38.11	$29.90	$37.63
6/30/06	$39.88	$34.60	$37.76
9/30/06	$38.33	$28.72	$34.05
12/31/06	$40.01	$33.61	$35.42
3/31/07	$36.61	$28.86	$31.36
4/27/07	$32.30*	$30.30*	$31.50*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of Starbucks’ common stock from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

Nokia Corporation

According to publicly available documents, the Nokia Corporation (“Nokia”) is the world’s largest manufacturer of mobile devices and a leader in mobile networks. Nokia offers consumers a wide range of mobile devices, and is increasingly providing consumers with experiences in music, navigation, video, TV, imaging, games and business mobility through these devices. Approximately 850 million people from virtually every demographic segment of the population use Nokia mobile devices for communications, business and entertainment, and as luxury items. Nokia was incorporated in 1967 under the laws of the Republic of Finland. Nokia’s American Depositary Shares are traded on the NYSE under the symbol “NOK.” Information filed with the SEC by Nokia under the Exchange Act can be located by reference to its SEC file number: 1-13202 or its CIK Code: 924613.

Historical Information

The following table sets forth the quarterly high and low closing prices for Nokia’s American Depositary Shares, based on daily closing prices on the primary exchange for Nokia, as reported by Bloomberg L.P. Nokia’s closing price on April 27, 2007 was 25.60. The actual strike price will be the closing price of Nokia’s American Depositary Shares on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$23.52	$17.13	$20.28
6/30/04	$21.25	$12.86	$14.54
9/30/04	$14.85	$10.89	$13.72
12/31/04	$16.90	$13.65	$15.67
3/31/05	$16.50	$13.92	$15.43
6/30/05	$17.70	$14.52	$16.64
9/30/05	$18.07	$15.17	$16.91
12/30/05	$18.82	$15.81	$18.30
3/31/06	$21.36	$17.65	$20.72
6/30/06	$23.47	$18.83	$20.26
9/30/06	$21.60	$18.23	$19.69
12/31/06	$21.00	$19.05	$20.32
3/31/07	$23.22	$18.87	$22.92
4/27/07	$25.75*	$22.54*	$25.60*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of Nokia’s American Depositary Shares from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

China Mobile Limited

According to publicly available documents, China Mobile Limited (“China Mobile”) is the leading provider of mobile telecommunications services in Mainland China and the largest provider of mobile telecommunications services in the world as measured by total number of subscribers. China Mobile provides a full range of mobile telecommunications services using the Global System for Mobile Communications (“GSM”). China Mobile is a pioneer and the market leader in the world’s largest mobile telecommunications market and intends to further consolidate its market leading position by innovatively developing new customers, new voice usage and new businesses. China Mobile was incorporated in 1997 under the laws of Hong Kong and is headquarter in Hong Kong, China. China Mobile’s American Depositary Shares are traded on the NYSE under the symbol “CHL.” Information filed with the SEC by Nike under the Exchange Act can be located by reference to its SEC file number: 1-14696 or its CIK Code: 1117795.

Historical Information

The following table sets forth the quarterly high and low closing prices for China Mobile’s American Depositary Shares, based on daily closing prices on the primary exchange for China Mobile, as reported by Bloomberg L.P. China Mobile’s closing price on April 27, 2007 was 46.39. The actual strike price will be the closing price of China Mobile’s American Depositary Shares on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$18.25	$14.00	$14.69
6/30/04	$15.23	$12.15	$15.16
9/30/04	$15.92	$13.50	$15.30
12/31/04	$17.46	$14.21	$17.16
3/31/05	$17.39	$14.90	$16.41
6/30/05	$19.23	$16.15	$18.59
9/30/05	$24.88	$17.55	$24.64
12/30/05	$26.18	$21.40	$24.04
3/31/06	$27.09	$22.70	$26.54
6/30/06	$31.00	$24.41	$28.61
9/30/06	$36.25	$27.80	$35.35
12/31/06	$45.27	$35.48	$43.22
3/31/07	$51.78	$40.86	$44.85
4/27/07	$48.90*	$44.85*	$46.39*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of China Mobile’s American Depositary Shares from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Stocks

Melco PBL Entertainment Macau Ltd

According to publicly available documents, Melco PBL Entertainment Limited (“Melco”) is an owner, developer and, through its subsidiary MPBL Gaming, an operator of casino gaming and entertainment resort facilities focused exclusively on the rapidly expanding Macau market. Melco currently operates six Mocha Clubs which feature a total of approximately 1,000 gaming machines, and comprise the largest non-casino-based operations of electronic gaming machines in Macau. Melco also has two casino gaming and entertainment projects under development: the Crown Macau Hotel Casino and the City of Dreams integrated casino complex. Through its existing operations and developing projects, Melco plans to attract patrons from throughout Asia. Melco was incorporated in 2004 under the laws of the Cayman Islands and is headquartered in Hong Kong, China. Melco’s American Depositary Shares are traded on the NASDAQ under the symbol “MPEL.” Information filed with the SEC by Melco under the Exchange Act can be located by reference to its SEC file number: 1-33178 or its CIK Code: 1381640.

Historical Information

The following table sets forth the quarterly high and low closing prices for Melco’s American Depositary Shares, based on daily closing prices on the primary exchange for Melco, as reported by Bloomberg L.P. Melco’s closing price on April 27, 2007 was 17.93. The actual strike price will be the closing price of Melco’s American Depositary Shares on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
12/31/06	$23.55	$18.88	$21.26
3/31/07	$22.34	$14.12	$16.14
4/27/07	$19.45*	$15.95*	$17.93*

* High, low and closing prices are for the period starting October 1, 2006 and ending April 27, 2007.

The table below illustrates the performance of Melco’s American Depositary Shares from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Month Ending	Last
12/29/06	$21.26
1/31/07	$19.35
2/28/07	$16.6
3/30/07	$16.14
4/27/07	$17.93

The Stocks

Aflac Incorporated

According to publicly available documents, Aflac Incorporated (“Aflac”) is the world’s leading writer of individually issued polices marketed at worksite. Through its subsidiary, American Family Life Assurance Company of Columbus, which has operations in both Japan and the United States Aflac offers insurance plans for cancer, various types of health insurance including accident/disability insurance, fixed-benefit dental insurance, sickness and hospital indemnity insurance, vision care, hospital intensive care, health care, general medical indemnity plans, medical/sickness riders, living benefit life plans, ordinary life insurance plans and annuities. Aflac was incorporated in 1973 under the laws of the state of Georgia and is headquartered in Columbus, Georgia and its common stock is traded on the NYSE under the symbol “AFL.” Information filed with the SEC by Aflac under the Exchange Act can be located by reference to its SEC file number: 1-07434 or its CIK Code: 004977.

Historical Information

The following table sets forth the quarterly high and low closing prices for Aflac’s common stock, based on daily closing prices on the primary exchange for Aflac, as reported by Bloomberg L.P. Aflac’s closing price on April 27, 2007 was 51.25. The actual strike price will be the closing price of Aflac’s common stock on the trade date.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/04	$41.50	$34.62	$40.14
6/30/04	$42.60	$38.73	$40.81
9/30/04	$41.97	$37.00	$39.21
12/31/04	$40.74	$33.85	$39.84
3/31/05	$40.42	$36.86	$37.26
6/30/05	$44.15	$35.50	$43.28
9/30/05	$46.33	$42.72	$45.30
12/30/05	$49.65	$44.38	$46.42
3/31/06	$49.40	$44.72	$45.13
6/30/06	$49.29	$44.40	$46.35
9/30/06	$46.85	$41.63	$45.76
12/31/06	$46.20	$42.50	$46.00
3/31/07	$49.37	$45.18	$47.06
4/27/07	$54.00*	$47.00*	$51.25*

* High, low and closing prices are for the period starting April 1, 2004 and ending April 27, 2007.

The graph below illustrates the performance of Aflac’s common stock from January 31, 1997 through April 27, 2007, based on information from Bloomberg L.P. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Valuation of the Warrants

Upon expiration. The Cash Settlement Amount you receive on the cash settlement payment date, if any, is based on the level of the Basket on the trade date to the expiration date, as described below.

  If the Expiration Level is equal to or less than the Strike Level, the Warrants will not be exercised and will expire worthless on the expiration date.

  If the Expiration Level is greater than the Strike Level, the Warrants will be automatically exercised, and you will receive a Cash Settlement Amount equal to:

Cash Settlement Amount = Notional Amount x Basket Return

The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement Amount that is greater that the issue price. If the Basket Return is positive but less than the Warrant Premium, you will lose part of your investment in the Warrants.

For a description of how the Cash Settlement Amount will be calculated, see “Summary Description of Some of the Key Features of the Warrants—If the Warrants are automatically exercised, what are the steps to calculate the Cash Settlement Amount?” on page S-5 and “Terms of the Warrants—Payment to Holders of the Warrants in the Event of Automatic Exercise” on page S-34.

Prior to expiration. The market value of the Warrants will be affected by several factors many of which are beyond our control. We expect that generally the level of each Basket Stock on any day will affect the market value of the Warrants more than any other factor. Other factors that may influence the market value of the Warrants include, but are not limited to, the time remaining to the expiration date, supply and demand for the Warrants, the volatility of the Basket Stocks, the market price of the Basket Stocks, economic, financial, political, regulatory, or judicial events that affect the level of the Basket Stocks or the market price of the Basket Stocks, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-11 for a discussion of the factors that may influence the market value of the Warrants prior to the cash settlement payment date.

Terms of the Warrants

In this section, references to “holders” mean those who own the Warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Warrants registered in street name or in the Warrants issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Warrants are part of a series that we may issue, from time to time, under the warrant indenture or warrant agreement more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Warrants. Terms that apply generally to all Warrants are described in “Description of Warrants We May Offer” in the accompanying prospectus. The terms described herein (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Warrants. If you have purchased the Warrants in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Warrants in more detail below.

Currency

Amounts that become due and payable on your warrants will be payable in U.S. dollars.

Form of Warrants

The Warrants will be issued in global form only. U.S. Bank Trust National Association, as the trustee (the “trustee”), will keep a register at its principal office, currently located at 100 Wall Street, Suite 1600, New York, New York 10005, on which shall be entered the name and address of each holder of the Warrants, the number and type of Warrants held by such holder and details of all transfers of Warrants. Each person shown in the register will be referred to as a “holder” and will (except as otherwise required by law) be treated as absolute owner of the relevant Warrants for all purposes (regardless of any notice of ownership, or any interest in it, any writing on it, or its theft or loss), and no person will be liable for so treating such person.

Coupon

We will not pay you interest during the term of the Warrants.

Denominations

Your minimum investment is 100 Warrants at a principal amount at $10 per Warrant (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a principal amount of $10 per Warrant. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Warrants.

Terms of the Warrants

Exercise of Warrants; Worthless Expiration

The Warrants are not exercisable at the option of the holder. The Warrants will be automatically exercised or will expire worthless on the expiration date. The Warrants will:

  Expire Worthless: If the Expiration Level is equal to or less than the Strike Level; or

  Automatically be Exercised: If the Expiration Level is greater than the Strike Level.

If the Warrants are automatically exercised, you will receive a Cash Settlement Amount as described below.

Payment to Holders of the Warrants in the Event of Automatic Exercise

Cash Settlement Amount

The Warrants are call warrants linked to the performance of the Basket, meaning that the economic return a holder of the Warrants receives is a function of the extent to which the level of the Basket increases from the trade date to the expiration date. The Warrants will entitle you to receive the Cash Settlement Amount if the Warrants are automatically exercised. The Warrants will be automatically exercised or expire worthless on the expiration date. If the Warrants are exercised, the Cash Settlement Amount you receive, if any, will be based on the Expiration Level relative to the Strike Level, as described below:

  If the Expiration Level is equal to or less than the Strike Level, the Warrants will not be exercised and will expire worthless on the expiration date. If the Expiration Level is equal to or less than the Strike Level, the Warrants will expire worthless, which means you will lose your entire investment and will not receive any cash payment upon expiration.

  If the Expiration Level is greater than the Strike Level, the Warrants will be automatically exercised, and we will pay the Cash Settlement Amount on or around the cash settlement payment date. The Cash Settlement Amount is based on the change in the level of the Basket as measured from the trade date to the expiration date.

The Basket Return must be greater than the Warrant Premium for you to receive a Cash Settlement Amount that is greater than the issue price. If the Basket Return is positive but less than the Warrant Premium, you will lose part of your investment in the Warrants.

You could lose some or all of your investment in the Warrants if the level of the Basket does not increase at all or does not increase by a sufficient amount over the term of the Warrants. See “Risk Factors” beginning on page S-11.

For purposes of this section, the following terms shall have the meanings set forth below:

The Basket Return and the Notional Amount will be used to calculate the Cash Settlement Amount if the Warrants are automatically exercised. The Cash Settlement Amount per Warrant is expressed as:

Cash Settlement Amount = Notional Amount x Basket Return

The “Issue Price” is $10 per Warrant.

The “Warrant Premium” will be between 15.75% and 17.25% (to be determined on the trade date).

The “Notional Amount” will be between $57.97 and $63.49 per Warrant (equal to the issue price divided by the Warrant Premium).

Terms of the Warrants

On the trade date, we will determine the Warrant Premium and the Notional Amount, which will be set forth in the final prospectus supplement.

The “Basket Return” measures the change in the level of the Basket based on the Expiration Level relative to the Strike Level and is expressed as follows:

Basket Return =	Expiration Level – Strike Level
Strike Level

The “Strike Level” will equal the closing level of the Basket on the trade date. With respect to the Basket Stocks, the starting level for each will be based on the volume weighted average price (“VWAP”) on its primary exchange as of the trade date.

The “Expiration Level” will equal the closing level of the Basket on the expiration date, and will be calculated as follows:

100 x (1 + (6.67% of the AMB Return + 6.67% of the Expeditor’s Return
+ 6.67% of the FedEx Return + 6.67% of the Infosys Return
+ 6.67% of the United Technologies Return + 6.67% of the Rio Tinto Return
+ 6.67% of the Goldman Sachs Return + 6.67% of the Goodrich Return + 6.67% of the Nike Return
+ 6.67% of the Procter & Gamble Return + 6.66% of the Starbucks Return + 6.66% of the Nokia Return
+ 6.66% of the China Mobile Return + 6.66% of the Melco Return
+ 6.66% of the Aflac Return)).

Expiration Date

We currently expect the expiration date to be on or about May 21, 2009, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the expiration date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the expiration date be postponed by more than ten business days.

Cash Settlement Payment Date

We currently expect the cash settlement payment date to be on or about May 29, 2009, unless that day is not a business day, in which case the cash settlement payment date will be the next following business day. If the fourth business day before this applicable day does not qualify as the expiration date as determined in accordance with “—Expiration Date” above, then the payment date will be the fourth business day following such expiration date. The calculation agent may postpone the expiration date—and therefore the cash settlement payment date—if a market disruption event occurs or is continuing on a day that would otherwise be the expiration date. We describe market disruption events under “—Market Disruption Event” below.

Market Disruption Event

The calculation agent will determine the Expiration Level on the expiration date. As described above, the expiration date may be postponed and, thus, the determination of the Expiration Level may be postponed if the calculation agent determines that, on the expiration date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Basket on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Expiration Level be postponed by more than ten business days.

If the determination of the Expiration Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Expiration Level will be determined by the calculation agent. In such an event, the calculation agent will make a

Terms of the Warrants

good faith estimate in its sole discretion of the Expiration Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

  a suspension, absence or material limitation of trading in a material number of the Basket Stocks for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

  a suspension, absence or material limitation of trading in option or futures contracts relating to one or more of the Basket Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

  in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

  a decision to permanently discontinue trading in the option or futures contracts relating to one or more of the Basket Stocks.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to one or more of the Basket Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Delisting or suspension of trading of the Basket Stocks

If any Basket Stock is delisted or trading of any Basket Stock is suspended and a major U.S. exchange or market lists or approves for trading successor securities, the calculation agent may determine in its sole discretion that such successor securities are comparable to such Basket Stock (a “successor share”) and adjust the Basket by replacing such Basket Stock with such successor share.

If the successor shares that the calculation agent determines to be comparable to the Basket Stocks are not listed or approved for trading on a major U.S. exchange or market at maturity, the calculation agent may determine, in its sole discretion, the value of such successor shares.

In both of the cases described above, the calculation agent will, in its sole discretion, determine the stock ending price for any applicable successor shares on the final valuation date and the stock ratio of the successor Basket Stock.

If any Basket Stock is delisted or trading of any Basket Stock is suspended, and the calculation agent determines in its sole discretion that no successor shares for such Basket Stock exist, the calculation agent may determine, in its sole discretion, the stock ending price for such Basket Stock.

If the calculation agent does not add a successor share, the stock ratio would be adjusted for each remaining Basket Stock.

Terms of the Warrants

Antidilution Adjustments

The amount payable at maturity of the Warrants will be based on the closing price of each of the Basket Stocks on the final valuation date. The calculation agent will adjust the stock ratio, if an event described below occurs and the calculation agent determines that such event has a diluting or concentrative effect on the theoretical value of such Basket Stock.

Below you will find examples of how certain corporate actions and other events may lead to adjustments to the stock ratio. In each case where the stock ratio changes, the starting stock price will generally also change. The initial stock ratio for each Basket Stock for purposes of these adjustments is calculated as follows:

stock ratio =	100 x weight
stock starting price

If applicable, the stock starting price will be adjusted by the calculation agent by multiplying the prior stock starting price by a fraction whose numerator is the prior stock ratio and whose denominator is the new stock ratio.

adjusted	=	prior	x	prior stock ratio per Basket Stock
stock starting price		stock starting price		new stock ratio per Basket Stock

The adjustments described below do not cover all events that could affect the value of the Warrants. We describe the risks relating to dilution under “Risk Factors—You have limited antidilution protection” on page S-•.

How adjustments will be made

If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of any Basket Stock, the calculation agent will calculate a corresponding adjustment to the stock ratio as the calculation agent deems appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the stock ratio will be adjusted to double the prior stock ratio to compensate for the corresponding split-adjusted decrease in the market price per share of the Basket Stock.

The calculation agent will also determine the effective date of that adjustment and the substitution in the Basket of any Basket Stock, if applicable, in the event of consolidation or merger. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the stock ratio.

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, for each Basket Stock having adjusted the stock ratio for the first event, the calculation agent will adjust the stock ratio for the second event, applying the required adjustment to the stock ratio as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not be required to adjust the stock ratio unless the adjustment would result in a change to the stock ratio of at least 0.1% in the stock ratio that would apply without the adjustment. The stock ratio resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth percent.

Terms of the Warrants

If an event requiring antidilution adjustment occurs, the calculation agent will make any adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the Warrants, that results solely from that event. The calculation agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event with respect to those Warrants, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent. The calculation agent will provide information about any adjustments it makes upon your written request.

The following events are those that may require an antidilution adjustment of the stock ratio:

a subdivision, consolidation or reclassification of any Basket Stock or a free distribution or dividend of any Basket Stock to existing holders of any Basket Stock by way of bonus, capitalization or similar issue;

a distribution or dividend to existing holders of any Basket Stock of:

additional shares of such Basket Stock,

other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the issuer of such Basket Stock equally or proportionately with such payments to holders of such Basket Stock, or any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

the declaration by any issuer of any Basket Stock of an extraordinary or special dividend or other distribution whether in cash or shares of such Basket Stock or other assets;

a repurchase by an issuer of any Basket Stock of such Basket Stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

a consolidation or merger of an issuer of a Basket Stock with another company; or

any other similar event that may have a diluting or concentrative effect on the theoretical value of any Basket Stock.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split.

If any Basket Stock is subject to a stock split, then once such split has become effective, the calculation agent will adjust the stock ratio to equal the product of the prior stock ratio for such Basket Stock and the number of shares issued in such stock split with respect to one share of such Basket Stock.

Terms of the Warrants

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If any Basket Stock is subject to a reverse stock split, then once such split has become effective, the calculation agent will adjust the stock ratio to equal the product of the prior stock ratio for such Basket Stock and the number of shares issued in such reverse stock split with respect to one share of such Basket Stock.

Role of Calculation Agent

UBS AG, acting through its Jersey Branch, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Warrants without notice. The calculation agent will make all determinations regarding the value of the Warrants upon expiration, market disruption events, business days, the default amount, the Strike Level, the Expiration Level and the amount payable in respect of your Warrants. You should be aware that the calculation agent is under no obligation to take your interests into consideration when making determinations regarding the Warrants. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of Warrants at expiration will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Warrants are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depository.

Business Day

When we refer to a business day with respect to the Warrants, we mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid or warrant property delivered by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder of the Warrants will be repaid or redelivered to us. After that two-year period, the holder of the Warrants may look only to us for payment of any money or delivery of any warrant property, and not to the trustee, any other paying agent or anyone else.

Booking Branch

The Warrants will be booked through UBS AG, Jersey Branch.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

As of December 31, 2006	CHF	USD
	(in millions)
Debt
Debt issued (1)	325,790	267,159
Total Debt	325,790	267,159
Minority Interest (2)	6,089	4,993
Shareholders’ Equity	49,801	40,839
Total capitalization	381,680	312,991

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.82004 (the rate of exchange in effect as at December 31, 2006).

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Warrants for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.

In anticipation of the sale of the Warrants, we or our affiliates expect to enter into hedging transactions involving purchases of securities linked to one or more Basket Stocks and/or listed and/or over-the-counter options, futures or exchange-traded funds on the Basket Stocks prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  acquire or dispose of securities of the issuers of the Basket Stocks,

  acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the closing level of any Basket Stock,

  acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar stocks, or any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the expiration date. That step may involve sales or purchases of the Basket Stocks, listed or over-the-counter options or futures on the Basket Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any Basket Stock or other components of the equity markets.

The hedging activity discussed above may adversely affect the market value of the Warrants from time to time. See “Risk Factors” on page S-11 for a discussion of these adverse effects.

Supplemental United States Federal Income Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Warrants and receiving payments of interest, principal and/or other amounts under the Warrants. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you acquire Warrants in the offering and you hold your Warrants as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  a dealer in securities,

  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  a bank,

  a life insurance company,

  a tax-exempt organization,

  a person that owns Warrants as part of a straddle or a hedging or conversion transaction for tax purposes, or a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Warrants, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Warrants should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Warrants.

You should consult your own tax advisor regarding the U.S. federal, state and local tax consequences of owning and disposing of Warrants in your particular circumstances.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Warrants and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Section 1256 of the Code requires that certain financial contracts, including “non-equity options” be “marked-to-market” on the last day of a United States holder’s taxable year. In addition to certain other requirements, an option will only be treated as a “non-equity option” for purposes of Section 1256 of the Code if the option is traded on (or subject to the rules of) a qualified board or exchange. Since the

Supplemental United States Federal Income Tax Considerations

Warrants will not be listed on any securities exchange, the Warrants should not be treated as “non-equity options” for purposes of Section 1256 of the Code and the provisions of Section 1256 of the Code should therefore not apply to the Warrants. Accordingly, you should not be required to mark your Warrants to market and you should recognize taxable gain and loss only upon the sale, exchange, exercise or expiration of your Warrants.

Upon a sale exchange, exercise or expiration of your Warrants, you should recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis in your Warrants. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Warrants will generally begin on the date after the issue date (i.e., the settlement date) for your Warrants and, if you hold your Warrants until expiration, your holding period will generally include the expiration date.

Treasury Regulations Requiring. Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Warrants or a sale of the Warrants should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Warrants or a sale of the Warrants to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Warrants.

Backup Withholding and Information Reporting There should be no backup withholding or information reporting requirements upon the exercise of your Warrants. However, if you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments to you of the proceeds from the sale of your Warrants effected at a U.S. office of a broker. Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder, and you either fail to provide an accurate taxpayer identification number, are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or, in certain circumstances, fail to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Warrants effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Warrants that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  the proceeds are transferred to an account maintained by you in the United States,

  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

Supplemental United States Federal Income Tax Considerations

In addition, a sale of a Warrants effected at a foreign office of a broker will be subject to information reporting if the broker is:

  a United States person,

  a controlled foreign corporation for United States tax purposes,

  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or a foreign partnership, if at any time during its tax year:

  one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Warrants but you may be subject to generally applicable information reporting and backup withholding requirements upon the sale of your Warrants unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Warrants specified on the front cover of this prospectus supplement. The Warrants will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Warrants at the original issue price applicable to the offered Warrants to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Warrants in market-making transactions. for more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Warrants. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Warrants after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Warrants against payment for the Warrants on or about the fourth business day following the date of the pricing of the Warrants. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Warrants on the date of pricing or the next succeeding business day will be required, by virtue of the fact that we expect the Warrants initially to settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information
incorporated by reference or provided in this
prospectus supplement or the accompanying
prospectus. We have not authorized anyone
to provide you with different information.
We are not making an offer of these
securities in any state where the offer is not
permitted. You should not assume that the
information in this prospectus supplement is
accurate as of any date other than the date
on the front of the document.

Call Warrants Linked to
an Equity Basket

UBS AG • Call Warrants
linked to an Equity Basket
Expiring on or about May 21, 2009

Prospectus Supplement

April •, 2007
(To Prospectus dated March 27, 2006)

UBS Investment Bank
UBS Financial Services Inc.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-11
The Stocks	S-17
Valuation of the Warrants	S-32
Terms of the Warrants	S-33
Capitalization of UBS	S-40
Use of Proceeds and Hedging	S-41
Supplemental United States Federal Income
Tax Considerations	S-42
ERISA Considerations	S-45
Supplemental Plan of Distribution	S-46

Prospectus

Introduction	3
Cautionary Note Regarding Forward-
Looking Statements	5
Incorporation of Information About
UBS AG	7
Where You Can Find More
Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S.
Laws Against UBS AG, Its
Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May
Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry
Issuance	53
Considerations Relating to Indexed
Securities	59
Considerations Relating to Securities
Denominated or Payable in or Linked to
a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of
Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82